Exhibit 16.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

October 11, 2022

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read the statements concerning our firm contained in Form 8-K of Nova Lifestyle, Inc. dated and filed with the Securities and Exchange Commission on October 11, 2022, and are in agreement with the statements concerning our firm contained in the first, second, third and fourth paragraphs. We have no basis to agree or disagree with other statements contained therein.

Very truly yours

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.
Hong Kong, China